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                                                                     EXHIBIT 5.1


                          (VINSON & ELKINS LETTERHEAD)



April 7, 2003



TEPPCO Partners, L.P.
2929 Allen Parkway
P. O. Box 2521
Houston, Texas 77252-2521

Ladies and Gentlemen:

         We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offering by the Partnership of up to 3,938,750 units (including an option to purchase up to 513,750 units) representing limited partner interests in the Partnership (the "Units"). We refer to the registration statement on Form S-3 (Registration No. 333-100494) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") by the Partnership on October 11, 2002. A prospectus supplement dated April 2, 2003 (the "Prospectus"), which together with the base prospectus filed as a part of the Registration Statement shall constitute part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

         As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examinations, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers of Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company and general partner of the Partnership. Without limiting the foregoing, we have examined (i) the Registration Statement, including the Prospectus, (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 21, 2001 and (iii) the Underwriting Agreement, dated April 2, 2003, among the Partnership and Salomon Smith Barney Inc., A.G. Edwards & Sons, Inc., Lehman Brothers Inc., UBS Warburg LLC and Goldman, Sachs & Co., as underwriters (the "Underwriting Agreement").

         In connection with this opinion, we have assumed that all Units will be issued and sold in compliance in the manner stated in the Prospectus and the Underwriting Agreement.

         Based on the foregoing, we are of the opinion that the Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable except as described in the Prospectus.

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution



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TEPPCO Partners, L.P.
Page 2
April [8], 2003


of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the references to this firm under the caption "Legal Experts" in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                       Very truly yours,

                                       /s/ VINSON & ELKINS L.L.P.